UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
TEPPCO Partners, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Filed by TEPPCO Partners, L.P.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Filing Company: TEPPCO Partners, L.P.
Commission File No. 001-10403

Below is a transcript of the earnings conference call on which TEPPCO Partners, L.P, ('TEPPCO') discussed earnings for the second quarter of 2006.

Important Additional Information will be filed with the SEC

TEPPCO plans to file with the SEC and mail to unitholders a definitive proxy statement in connection with the proposals described in TEPPCO's Preliminary Proxy Statement on Schedule 14A, which was filed with the SEC on July 26, 2006. BEFORE MAKING ANY VOTING DECISION IN WITH RESPECT TO SUCH PROPOSALS, UNITHOLDERS OF TEPPCO ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO UNITHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Unitholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's web site at www.sec.gov. Unitholders will also be able to obtain a free-of-charge copy of the proxy statement and any other relevant documents (when available) by directing a request by mail or telephone to TEPPCO Partners, L.P., 1100 Louisiana Street, P.O. Box 2521, Houston, Texas 77252, Telephone: (713) 381-3636, or from TEPPCO's website, www.teppco.com

Participants in the Solicitation

TEPPCO and its general partner and certain directors, executive officers and affiliates of its general partner may, under the rules of the SEC, be deemed to be 'participants' in the solicitation of proxies from its unitholders. Information concerning the interests of the persons who may be considered "participants" in the solicitation is set forth in TEPPCO's preliminary proxy statement described above.

Conference Call Transcript
TPP - Q2 2006 TEPPCO Partners, L.P. Earnings Conference Call
Event Date/Time: Aug. 02. 2006 / 9:00AM ET
Duration: 50 minutes

C O R P O R A T E    P A R T I C I P A N T S

Brenda Peters
TEPPCO Partners, L.P.—Director of Investor Relations

Jerry Thompson
TEPPCO Partners, L.P—President, CEO

Bill Manias
TEPPCO Partners, L.P—CFO

Bill Ordemann
TEPPCO Partners, L.P—SVP

Dan Duncan
EPCO, Inc.—Chairman

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Alex Meier
Zimmer Lucas Capital—Analyst

Yves Siegel
Wachovia Securities—Analyst

Ron Londe
A.G. Edwards—Analyst

Gabe Moreen
Merrill Lynch—Analyst

P R E S E N T A T I O N

Operator

Good day, everyone. Welcome to the TEPPCO Partners, L.P. second quarter earnings conference call. Today's call is being recorded. At this time, for opening remarks and introductions, I'd like to turn the call over to TEPPCO Partners' Director of Investor Relations, Ms. Brenda Peters. Please go ahead.

Brenda Peters—TEPPCO Partners, L.P.—Director of Investor Relations

Thank you, Melissa. Good morning, everyone. Thank you for joining us today for TEPPCO's second quarter 2006 earnings conference call. Jerry Thompson, our President and CEO, will lead the call. Jerry's comments will be followed by Bill Manias, our CFO. Also joining us for this call are other members of TEPPCO's management team. Additionally, we are pleased to have on the call Mr. Dan Duncan, the owner of our general partner.

During the call, we will address recent partnership developments and review our second quarter financial results, including key factors impacting the results. We will also address our business environment as well as our outlook for the remainder of 2006. Before we begin, I'd like to remind everyone that the matters discussed on this call will include forward-looking statements that are subject to many factors, risks and uncertainties that are detailed and described in TEPPCO's filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements. Our discussion will also include certain non-GAAP financial measures as defined under SEC rules. To comply with these rules, we have provided a reconciliation of these non-GAAP measures on our website, www.TEPPCO.com. At this time, I will turn the call over to Jerry Thompson for some introductory comments. Jerry…

Jerry Thompson—TEPPCO Partners, L.P.—President, CEO

Thank you, Brenda, and thank you again for joining us today on the call. I must say that the second quarter was a busy time for me and for the partnership. Overall, I am pleased with the second quarter 2006 results and the operational progress that was made during the quarter. I will highlight a few of these developments, and then Bill Manias will review the financial details and specifics. Progress continues on a project to significantly expand the capacity of our Jonah Gas Gathering System. In February 2006, TEPPCO entered into a letter of intent, or LOI, with an affiliate of Enterprise Products Partners, LP, which among other things provided that Enterprise would manage the construction and provide all the initial funding for that expansion project. That LOI has now been replaced with a joint venture agreement, which definitively describes the full extent of the expansion required to address the needs of our Jonah and Pinedale customers. We now contemplate that the expansion will be constructed in two phases. The first phase of the project will cost approximately $275 million and is expected to be completed in the first quarter of 2007. The second phase is estimated to cost $140 million and is expected to be completed in the fourth quarter of 2007. This expansion will ultimately increase the capacity of the Jonah System from the current 1.5 Bcfd to 2.4 billion cubic feet per day. The new joint venture arrangement provides that Enterprise will continue to manage the project construction, and in the third quarter of 2006, TEPPCO will reimburse Enterprise 50% of the capital cost incurred through that date. Thereafter, TEPPCO and Enterprise will equally share capital costs related to the expansion. In return, Enterprise will earn an ownership interest in the Jonah Gas Gathering Company that will be based on its share of the investment in the expansion project. Their ownership interest will gradually increase through full completion of the project, at which time it is expected that Enterprise will own approximately 20% interest in Jonah Gas Gathering Company.

Likewise, the cash distribution to Enterprise, which will begin when a segment of the new pipeline systems is placed in service sometime in the fourth quarter of 2006, will also gradually increase as new segments are brought online until both phases of the expansion project are placed in service, at which time Enterprise will begin receiving approximately 20% of the total cash flow from Jonah.

Also, in June, TEPPCO filed a preliminary proxy statement related to the April 2006 proposal presented to the Audit and Conflicts Committee of TEPPCO's general partner's board of directors by EPCO, Inc. to eliminate the general partner's incentive distribution right to receive 50% of the total cash distribution increases. Under terms of the proposal, the incentive distribution rights of TEPPCO's general partner would be capped at 25% of the total cash distributions to partners that exceed 32.5 cents per unit. In exchange for the agreement to eliminate the 50% incentive distribution right, TEPPCO's general partner would receive a number of newly issued TEPPCO limited partner units. Based on the current amount of cash distributions being received by the general partner, including the recent unit offering, the total number of newly issued TEPPCO limited partner units would be approximately 14.1 million. In the fourth quarter of 2006, TEPPCO expects to hold a special meeting of unit holders to seek approval of this proposal.

In July, TEPPCO issued 5,750,000 units under an underwritten public offering, which included the full exercise of the over-allotment option granted to the underwriters. The units were priced at $35.50 per unit. Net proceeds of approximately $196 million from the unit offering were used to pay down debt on TEPPCO's revolving credit facility. TEPPCO currently has 75.7 million units outstanding.

As I shared during the first quarter earnings call, a formalized plan to substantially grow the size of TEPPCO over the next five years was prepared and presented to the board of directors in June. The board was very pleased with the growth prospects outlined in the plan and approved the strategic direction set forth in that plan. Partly for competitive reasons, I am reluctant to preannounce any specifics. However, growth opportunities have been identified and will be pursued in each of our business segments. We have identified significant growth areas for organic growth in crude gathering and transportation, refined products distribution and terminalling, LPG transportation and storage, and of course, potential future expansions of Jonah. We have also identified greenfield opportunities to complement our existing asset base and business segments. TEPPCO will also look outside the current asset base and business lines for growth opportunities through acquisition. A good way to summarize the plan without being too specific is; if there's a significant growth in crude and product volume coming through the market, you'll find TEPPCO aggressively bidding for a major portion of that business. The successful execution of our growth plan will enable TEPPCO to grow the partnership and its cash distributions. All of us at TEPPCO are excited about the growth prospects and are highly motivated to accomplish the objectives of our plan for growth.

I'll now turn the call over to Bill to review the financial results and our financial condition.

Bill Manias—TEPPCO Partners, L.P.—CFO

Thanks, Jerry. Yesterday, TEPPCO recorded net income for the second quarter of 2006 of $41.5 million, or $0.42 per unit. That's compared with the net income of $40.9 million, or $0.43 per unit, for the second quarter of 2005. Net income for the six months ended June 30, 2006 was $104.3 million, or $1.05 per unit, compared with $88.4 million, or $0.96 per unit, for the six months ended June 30, 2005. Net income for the six months ended June 30, 2006 includes a $17.9 million gain on the sale of the Pioneer Gas processing plant, which was recorded during the first quarter. It is included in the six months results of discontinued operations of $19.4 million, or $0.20 per unit. Income from discontinued operations was approximately $2 million, or $0.02 per unit, for the six months ended June 30th.

As I mentioned during the first quarter call, the Pioneer processing plant located in Wyoming, formerly a Midstream segment asset, was sold to an affiliate of Enterprise Products for $38 million. The plant operations are included as discontinued operations for all periods presented in the financial statements.

TEPPCO's second quarter 2006 EBITDA from continuing operations was $97 million. That's compared with $95.1 million for the second quarter of 2005. Our second quarter results benefited from another outstanding performance to our Upstream segment as we continue to utilize our strategic assets to benefit from favorable market conditions in crude. Upstream EBITDA improvement helped to mitigate the impact of Midstream segment's decrease in EBITDA between the second quarter of 2005 and 2006, resulting primarily from higher operating expenses, which more the offset the benefits of higher volumes.

As we indicated in the earnings release, the second quarter results included about $10 million of expenses that aren't expected to be ongoing beyond "06. These expenses primarily relate to items such as severances and transitions. Excuse me for a second.

Jerry Thompson—TEPPCO Partners, L.P.—President, CEO

Let me take over for Bill while he clears his throat. These expenses primarily relate to items such as severances as we transition to a new shared services environment; advisory services associated with the proxy statement and proposed changes to our partnership agreement and in conjunction with the proposed reduction in the incentive distribution sharing rate by our general partner, costs associated with the completion of our previously announced Jonah JV, and the settlement of certain historical environmental issues. In spite of these expenses, TEPPCO's second quarter 2006 financial performance from continuing operations reflects the complementary benefits of the partnership's diverse portfolio of assets.

Yesterday's earnings release also included financial statements, operating statistics, business segment data and 2006 guidance. I'd also like to point out that the weighted average number of units outstanding was 70 million for both the three- and six-month period ending June 30, 2006, compared to 67 million units for the three months ended June 30, 2005, reflecting the 7 million units issued during the second quarter of 2005. I also want to note that the above weighted average unit numbers do not include the 5.7 million new units issued this past July that I mentioned earlier.

Bill Manias—TEPPCO Partners, L.P.—CFO

Sorry about that. A little cold here. Our Upstream segment includes crude oil transportation, storage, gathering and marketing activities, as well as distribution of lubes.

Upstream's second quarter EBITDA of $31 million was a quarterly record. It was 22% above the EBITDA of $25.5 million reported in the second quarter of "05. Key factors in the improvement were increased marketing and transportation revenues, reflecting the impact of favorable market conditions, increased proportions of volumes transported to tariff locations on the Red River system in South Texas, increased volumes in our West Texas system due to organic growth projects, increased tank lease revenue, primarily due to the additional Cushing tankage we acquired in April 2005, and increased terminaling revenues resulting from increased pump-over volumes at Midland, Texas, and Cushing. LSI's margins also increased due to increased sales in chemical volumes. Partially offsetting the above improvements were increased operating expenses and power costs associated with acquired assets, higher insurance expenses and an allocation of a portion of the atypical expenses that I mentioned earlier.

Second quarter crude volumes marketed increased 15% to 619,000 barrels a day, compared with 537,000 barrels a day in the second quarter of "05. Total second quarter 2006 transportation volumes decreased 4% to 251,000 barrels a day, compared with 262,000 barrels a day for the second quarter of 2005. However, the quarter-to-quarter decrease in transportation volumes was associated with low margin business, which was more than offset by an increase in higher tariff barrels we moved on the Red River and South Texas systems during the second quarter.

Seaway second quarter 2006 long-haul volumes averaged 246,000 barrels a day. That's up 15% from the 213,000 barrels per day for the second quarter of "05. Our pro-rata share of EBITDA in Seaway, which is included in Upstream segment EBITDA, was $7 million, compared with $10.2 million for the second quarter of "05. The decrease in EBITDA between periods was primarily due to a stipulation in the Seaway partnership agreement whereby TEPPCO's portion of equity earnings decreases in 2006, higher expenses from legal and regulatory settlements in 2006, higher pipeline inspection and repair costs and higher power costs, partially offset by the benefit of higher long-haul volumes.

Seaway's second quarter 2006 results also reflect the impact of expenses associated with using a drag reducing agent to increase the flow of product since the pipeline was required to operate at a 20% reduction from max pressure following a pipeline product release in May 2005. The reduced operating pressure and the use of the drag reducing agent ceased at the end of May 2006.

With respect Seaway's sharing ratio, under the terms of the partnership agreement, we were allocated 60% of the revenue and expense for the period Jan. 1, "06 through May 12th, and then 40% from May 13th through the end of the year. That equates to a 47% pro-rata share for 2006. For 2007, the pro-rata share of Seaway revenues and expense will be 40% and remain at that level going forward.

Now let's turn to Midstream, which includes natural gas gathering services, storage, transportation and marketing and fractionation of natural gas liquids.

EBITDA for Midstream was $36.1 million for the second quarter. That's down 10% from the second quarter of 2005's EBITDA of $39.9 million.

Natural gas gathering volumes and revenues, primarily from the Jonah System Phase IV expansion, increased in the second quarter compared to the same period last year. Second quarter 2006 Jonah Gathering volumes averaged 1.2 Bcfd. That's 12% over the 1.1 Bcfd for the second quarter 2005. This volume growth, however, was more than offset by higher operating costs, including pipeline imbalance valuations, employee severance costs, costs associated with the formation of our Jonah joint venture, and the loss of EBITDA attributable to the Silica Gel processing plant.

Val Verde's second quarter 2006 gathering volumes averaged 516 Mcfd, a 5% increase compared with the 490 Mcfd for the second quarter of 2005. Val Verde's increased gathering volumes are attributable to our interconnection with Red Cedar gathering system, which provides additional coal seam gas from Colorado. Since Val Verde does not provide compression services in transporting these volumes, the transportation fee charged is lower than the fees charged for other volumes on the system.

Now let's move on to Downstream. Downstream includes the transportation and storage of refined products, LPGs and petrochemicals.

Downstream reports a second quarter 2006 EBITDA of $29.9 million, essentially equal to EBITDA of $29.7 million for the second quarter of 2005. Favorable price differentials during the second quarter 2006 contributed to increased demand for distillates and refinery blend stocks in the upper Midwest compared with the second quarter 2005. The Downstream segment's second quarter 2006, compared to our second quarter 2005 results, also benefited from increased volumes of product sales. These improvements, however, were largely offset by the impact of fewer longhaul deliveries of propane and higher operating costs associated with a larger asset base, higher throughput related power costs, higher insurance costs and a regulatory penalty for past incidents, employee severance costs and expenses related to the proposed amendments to our partnership agreement. Downstream segment costs related to pipeline integrity, however, decreased in the second quarter of 2006 compared with 2005.

Second quarter Downstream transportation volumes averaged 597,000 barrels a day, up 9% from the 2005 period volumes of 549,000 a day.

With respect to our Downstream joint ventures, which are included in Downstream EBITDA, our pro-rata share of EBITDA from Mont Belvieu Storage was about $2.5 million for the second quarter, which is essentially flat when compared with the $2.7 million for the second quarter of 2005. Our pro-rata share of EBITDA in Centennial was $300,000 for the second quarter, compared with EBITDA of $2.2 million for the second quarter of 2005. The decrease in our share of EBITDA in Centennial is primarily due to higher pipeline inspection-related costs and lower transportation volumes and revenues.

Centennial's throughput averaged 119,000 barrels a day and 143,000 barrels a day for the second quarter of 2006 and 2005, respectively. Since TEPPCO utilizes its lease on the Centennial system to provide incremental capacity to serve the upper Midwest and Northeast, Centennial's second quarter deliveries were impacted by TEPPCO's mainline system's lower long-haul propane movements.

That concludes the review of operations and earnings. Now let's talk about the financial position.

During the six months ended June 30, 2006, TEPPCO's capital spending was approximately $83 million. That includes $14 million for maintenance and the balance for organic growth projects. In addition, I want to point out that the first half of 2006 capital expenditures do not include amounts related to the new Jonah joint venture that Jerry discussed earlier. I'll talk about that in a second.

At June 30, TEPPCO had total debt outstanding of approximately $1.5 billion, resulting in a debt-to-cap ratio of 57%. Our debt-to-EBITDA ratio, excluding the gains on the asset sales, was four times at June 30. TEPPCO's floating rate debt exposure as a percentage of total debt was 30% at quarter end. We had total liquidity at quarter end of approximately $241 million under our $700 million revolving credit facility. I also want to mention that we just recently, in July, amended our revolving credit facility to extend the term by one year to December 2011 and to release the Jonah Gas Gathering as a guarantor on the facility. The release was required to allow for the formation of the Jonah JV. In addition to that, certain restrictive covenants were amended to allow for, among other things, the issuance of hybrid securities, which could provide a new source of capital to the partnership.

Finally, as Jerry mentioned earlier, in early July we used $196 million of net proceeds from the equity offering to reduce borrowings under the revolver.

With that, let's talk about what we expect to see for the balance of 2006. Taking our first half performance into consideration, we remain optimistic that our full-year 2006 EBITDA will be in the range of $400 to $420 million. That's not changed since the last call. We expect net income per unit to be in the range of $1.65 to $1.85 per unit, excluding results from discontinued operations. The per-unit range I just gave you is $0.05 lower on both ends of the range than projections previously provided, and that's due to the issuance of the 5.75 million units in July. While the first six months Midstream results were below our expectations, our current projections assume continued growth in gathering volumes as a result of the additional capacity provided by Phase IV expansion and as more wells are completed. Also, we anticipate continued strong performance in the Upstream segment, as it should benefit from the ongoing favorable crude oil market environment. Finally, we expect the Downstream segment to realize higher Midwest demand for Gulf Coast source refined products.

We expect 2006 capital expenditures to be approximately $265 million, which includes approximately $195 million in organic growth projects, $40 million for maintenance capital, and another $30 million for system upgrades. I also want to point out that the maintenance capital number of $40 million includes approximately $19 million of capital associated with pipeline integrity spending. Finally, in addition to the $265 million, we expect to contribute approximately $119 million to the new Jonah joint venture, which will cover our share, or 50%, of the Jonah Phase V expansion capital that's estimated for 2006.

And I guess with that, we're ready to take some questions.

Q U E S T I O N    A N D    A N S W E R

Operator

Thank you. [Operator instructions] We'll go first to Alex Meier with Zimmer Lucas Capital.

Alex Meier—Zimmer Lucas Capital—Analyst

Good morning.

Bill Manias—TEPPCO—CFO

Morning.

Alex Meier—Zimmer Lucas Capital—Analyst

I just wanted to ask a few questions. I guess the first question would be around the EBITDA guidance you've given of $400 to $420 million. Does that include the $10 million of non-recurring expense?

Bill Manias—TEPPCO Partners, L.P.—CFO

Yes, it does.

Alex Meier—Zimmer Lucas Capital—Analyst

Oh, it does?

Bill Manias—TEPPCO Partners, L.P.—CFO

Yes. Yes, it's fully loaded with the expense number.

Alex Meier—Zimmer Lucas Capital—Analyst

And the other question would be if you could talk about, I guess, the breakout of I guess the $265 million of gross CapEx you talked about among the segments.

Bill Manias—TEPPCO Partners, L.P.—CFO

Okay. Approximately $85 million will be for Downstream. The largest expenditure there is around $39 million for our Texas Genco project, which we're completing this year.

Alex Meier—Zimmer Lucas Capital—Analyst

Okay.

Bill Manias—TEPPCO Partners, L.P.—CFO

For Midstream, excluding the contribution from Jonah, okay, but Midstream, excluding Phase V, is $64 million.

Alex Meier—Zimmer Lucas Capital—Analyst

Okay.

Bill Manias—TEPPCO Partners, L.P.—CFO

And, let's see, Upstream is around $46 million. That should add up to $195 million, or close. $40 million for maintenance capital, and then $30 million for what we call system upgrades, and then if you total that up, it should be $265 million. On top of that, we're going to contribute, we think, $119 million to the new Jonah joint venture.

Alex Meier—Zimmer Lucas Capital—Analyst

And in terms of, I guess, full ramp-up of volumes, when do you.... I mean, what's the difference between, I guess, the Phase I expansion project and the Phase II?

Bill Manias—TEPPCO Partners, L.P.—CFO

Are you talking about the original Phase I and Phase II at Jonah or the two components of this Phase V expansion?

Alex Meier—Zimmer Lucas Capital—Analyst

Right. I'm just talking about, I guess, the $200...the $275 million.

Bill Manias—TEPPCO Partners, L.P.—CFO

The $275 million?

Alex Meier—Zimmer Lucas Capital—Analyst

Yes.

Bill Manias—TEPPCO Partners, L.P.—CFO

Okay. Bill, are you on the phone?

Bill Ordemann—TEPPCO Partners, L.P.—SVP

Yes, I am.

Bill Manias—TEPPCO Partners, L.P.—CFO

You want to grab that one?

Bill Ordemann—TEPPCO Partners, L.P.—SVP

Yes. The initial $275 million is going to take the capacity of the system to 2 Bcfd and reduce pressures, once we get it installed, down to the 300 pound range, which at that point in time in the Jonah field. At that point in time, the pressures will start ramping up as the volumes continue to come on. The Phase II project that will be completed towards the end of 2007, will increase the system's capacity to 2.4 Bcfd and bring pressures in the Jonah field down to under 300 pounds for the duration of the life of the field, we expect. That will allow increased wellhead volumes to lower pressures and increase ultimate recoveries from the formations and the reserves that are in play in Jonah. It'll also increase the capacity of what we're taking out of the Pinedale field and bring pressures down there as well.

Alex Meier—Zimmer Lucas Capital—Analyst

And just in terms of the cash flows that are being thrown off by those projects, is it going to be a case where you're probably going to see a much larger ramp-up of the cash flow for Phase II versus that for Phase I?

Bill Ordemann—TEPPCO Partners, L.P.—SVP

I think it'll be pretty steady between the two phases.

Alex Meier—Zimmer Lucas Capital—Analyst

Okay. Thank you.

Operator

We'll go next to Yves Siegel with Wachovia.

Yves Siegel—Wachovia Securities—Analyst

Thanks. Good morning, everybody. Just a couple of questions. Jerry, could you elaborate on the in terms of the growth projects that you said are outlined to the board. Could you perhaps ball park what kind of capital you think you might be expending? I don't know how to handicap it or how you might want to handicap it.

Jerry Thompson—TEPPCO Partners, L.P.—President, CEO

That's an excellent question. We really looked at three different levels of capital spending. One was $500 million a year, $750 million a year, and $1 billion a year, and the real difference between those spending levels is the probability that we'd be able to successfully complete all the projects that were outlined within those capital spending limits.

Yves Siegel—Wachovia Securities—Analyst

Can I push you a little bit further just to sort of elaborate what types of projects would that encompass and what kind of returns do you think you would get? Are those multi years that you think you could sustain a $500 million annual budget for several years going forward? And I guess how quickly do you think you might start seeing fruition? Could that impact 2007? And I know it's early, but any flavor that you might want to—?

Jerry Thompson—TEPPCO Partners, L.P.- President, CEO

Yes. When we looked at the spending profile over the five years, the two heavy years of spending were 2008 and 2009, and that ties to some growth opportunities that we see in crude oil transportation and refined products terminals. Again, we're looking at opportunities outside of our traditional geography for refined products handling through acquisition that, depending on our success of acquiring additional terminals, will really dictate how much of that capital actually gets spent. But 2008/2009 were the peak years in capital spending.

Yves Siegel—Wachovia Securities—Analyst

What kind of returns would you expect to get from the spending?

Jerry Thompson—TEPPCO Partners, L.P.- President, CEO

When we looked at our pro-forma cash flows, we assumed an average return of 13% on the new capital expenditures. Some projects, of course, will have a much higher return than that and some perhaps as low as 12%. We see that a lot of these organic growth opportunities that we've identified can carry as much as a 15% or 16% return.

Yves Siegel—Wachovia Securities—Analyst

And what's the thought in terms of financing? What kind of equity and debt do you want to see going forward?

Jerry Thompson—TEPPCO Partners, L.P.- President, CEO

Well, as Bill mentioned, we're looking at alternative sources of financing, including some hybrid issues, but let me turn that over to Bill to talk more specifically about financing.

Bill Manias—TEPPCO Partners, L.P.—CFO

Sure. I mean, we're, obviously, mindful of our financial ratios and our credit ratings, and we're not going to do anything to jeopardize those, so I'd say we're comfortable at 4.0 times or lower debt-to-EBITDA, and we do have some alternative sources of financing right now with these hybrid securities that we may look at. But again, we're, obviously, mindful of financial ratios, and I guess I'll leave it at that.

Yves Siegel—Wachovia Securities—Analyst

And my last question is this: does it make sense down the road when you look at the Midstream and you look at the JV with Enterprise, does it make sense to sort of reallocate or reconfigure the company so that maybe in essence you sell the Midstream totally to Enterprise and you redeploy the proceeds into these growth projects going forward?

Jerry Thompson—TEPPCO Partners, L.P.—President, CEO

Well, that's certainly conceivable, and the creation of the JV may set the stage for an exit strategy by TEPPCO from the Jonah field. But the real key is to identify those projects that can bring on early cash flow to replace the cash flow that we would give up by exiting Jonah, so we need to balance new investments versus the timing of when we could possibly withdraw from Jonah and maintain our current cash flows.

Dan Duncan—EPCO, Inc.—Chairman

Yves, let me add, this is Dan Duncan. Let me add a little bit of color to that too. I think the concept of both and I'm not trying to get Enterprise involved in this earnings call this morning, but the concept that we're taking is that anything that TEPPCO gets a feel for, anybody in the TEPPCO organization finds an asset anywhere, then they have that asset from then on, as long as they want to invest in it. Enterprise would not come into play at any time on a TEPPCO type joint venture or a TEPPCO type asset unless TEPPCO would want Enterprise to come in under some type of a joint venture deal. In retrospect, that's the same as the Enterprise side coming to TEPPCO also.

I'm sure as we go down the road in the future, there will probably be other opportunities for joint ventures between TEPPCO and Enterprise, but there's nothing that we can point at right now, and each asset that would come in play, that's when that decision would be made. Then it would have to go before the board of each company and also the Audit and Conflicts people to make sure that both sides is in a power position going forward from the deal, and that would include both the financial covenants and the operating, and also the downstream segment would get a lot of money from bolt on acquisitions or new acquisitions.

I don't think TEPPCO, when they're talking about stretching out to other areas, they're talking about stretching out in the general areas that they're operating in, where they still have some synergy, and they're also talking about something that they may step out to that they'll grow into that direction someday, too. So it's really TEPPCO is more the crude oil world and refined products world. I don't know if there will be another case where the NGL wells out there where, like the Jonah deal, they would fit in for a joint venture between Enterprise and TEPPCO. We're not saying we'll never do joint ventures, but it'd be the unusual deal rather than the usual deal.

Yves Siegel—Wachovia Securities—Analyst

Thank you.

Operator

[Operator instructions] We'll go next to Ron Londe with A.G. Edwards.

Ron Londe—A.G. Edwards—Analyst

Follow up a little bit on the flavor of maybe what Yves was saying. When I step back and look at the operating data page, I see good numbers, good volume increases, good margin increases, but I don't see it translating to the bottom line, and I guess the question is are you currently going through kind of a transition period where we should expect better results in the future, or are we going to have to wait until 2008 and "09 to see those good operating statistics translate into the all-important distribution increases?

Jerry Thompson—TEPPCO Partners, L.P.—President, CEO

Ron, let me field the first part of that question, and then I'll let Bill give you more specifics. But you are quite right, volumes have increased nicely year-over-year, but it hasn't shown up on the bottom line at this point in time. Part of the reason is because of this $10 million of expenses that we had to incur primarily in the first half of "06 that we expect will not continue going forward. We think most of that is behind us now, so we should start seeing some bottom line improvement from the increased volume starting in the second half of "06 and into "07. Bill, you want to—?

Bill Manias—TEPPCO Partners, L.P.—CFO

Yes, and let me give you a flavor for those expenses, and you can see what they are.

Ron Londe—A.G. Edwards—Analyst

They were about $0.14 a unit, right?

Bill Manias—TEPPCO Partners, L.P.—CFO

Yes, with the $10 million, and it's related to about $4 million is severance-related, we had about $3 million related with financial advice that we had to get on the Jonah JV, the IDR reductions, a couple million in DOJ penalties on some past issues that we had, et cetera, so those types of things I don't see as non-recurring. We'll have a few in the third quarter and less in the fourth quarter, a lot of them related to transitioning to a shared service, the severance charges, et cetera, so those types of things I don't see us having going forward.

Ron Londe—A.G. Edwards—Analyst

Okay.

Dan Duncan—EPCO, Inc.—Chairman

I would add, this is Dan again. I'll add a little bit more color to that. TEPPCO has not been able to see, in fact, it's cost them probably their G&A has gone up a little bit because of the severance pay and things like that, and that's all behind them now. I think going in the forward, it won't affect EBITDA as much as it will affect the G&A bottom line expenses, so their G&A going forward should be cheaper than what it has been in the past because the shared service deal that we're going forward on a lot of things that we're doing, TEPPCO is getting equal savings with Enterprise on those types of shared services, so there will be benefits all the way to the bottom line, but it won't show up necessarily in EBITDA for those types of deals.

Ron Londe—A.G. Edwards—Analyst

I mean, in the past you've been maybe more plagued by integrity costs than some of the other MLPs. Where do you think that's going over the next couple of years?

Bill Manias—TEPPCO Partners, L.P.- CFO

Pipeline integrity?

Ron Londe—A.G. Edwards—Analyst

Yes.

Bill Manias—TEPPCO Partners, L.P. -CFO

Well, this is the fifth year of the program, and we're going to spend, when you add both the expense and capital, we're budgeting around $40 million. We'll probably come in a little bit lower than that, but we'll budget it at $40 million, and you'd expect, and it's hard to put a number on this, as you know, but your second time around, reinspecting the pipes you started to inspect five years ago, your cost would be lower. Your make-ready is gone, so you don't have any make-ready costs, all your pipes are updated and ready to accept the pigging devices, so that goes away, and the remediation you did in round one hopefully won't show up at the same level in round two, so I don't know how low it'll get, but it will be lower.

Ron Londe—A.G. Edwards—Analyst

And $40 million is $0.57 a unit. Do you think you can cut that in half in the next couple of years?

Bill Manias—TEPPCO Partners, L.P.-CFO

That's really tough to say. I mean, I'd love to be able to do that, but that's tough to say. Plus, we're going to be going out and inspecting kind of inside the fence on facilities too, so I think that would be pretty drastic, $20 million reduction. I'd love to see it, though.

Dan Duncan—EPCO, Inc.—Chairman

And I think another big factor that once we get it approved, I think we're going after proxy statement probably at the end of the third quarter or early fourth quarter on the drop down of the 50% high splits, the 25% high splits. That will be a big savings to TEPPCO in their cost of capital credence that we all have in the MLP world, and that really won't come into play until 2007 before it starts really taking effect, but it will be a big factor in the future of TEPPCO relative to their cost of capital.

As you know and all of you know, cost of capital is one of the main factors that makes any company grow, no matter whether it's a C Corp or MLP or anything, so the goal of TEPPCO and what Jerry and Bill and the other group here is working on is to get that cost of capital down to where they can compete in the market with the other MLP markets. We want them to be able to compete the same as the newco MLPs that's been formed out there, and they only start off at a 2% GP split, then it ramps up pretty fast to the 50%.

We think that the cost of capital for TEPPCO going forward will be a big factor, and I think that's where Jerry's coming from in this big ramp-up of 2008 and "09. That's when he starts getting advantage of the cost of capital. Also, it's the time, by this time, he got his feet on the ground, and with a new team of people he's got in here and the support he has, that's the goal of TEPPCO, is to get it on a long-range deal, and the goal of TEPPCO is based on my philosophy, that you start looking out three, five and ten years at where do you stand.

I think TEPPCO is getting in a position now that they can look out three, five and ten years, but then it'll be a long pull. It's not a type of company that they can just immediately turn around and start spending more money and get EBITDA from it. Most of their assets are going to be bolt on type assets rather than really going to start up something brand new, other than a crude oil deal, which is doing very good for them. But I think when you can step out to "07, "08 and "09, each year TEPPCO will be in a better position to go forward.

Ron Londe—A.G. Edwards—Analyst

Okay. Thanks.

Operator

[Operator instructions] We'll go next to Gabe Moreen with Merrill Lynch.

Gabe Moreen—Merrill Lynch—Analyst

Hi. Good morning, everyone.

Jerry Thompson—TEPPCO Partners, L.P.—President, CEO

Morning.

Gabe Moreen—Merrill Lynch—Analyst

Just wanted to press you, Jerry, a little bit in terms of the five-year plan that was presented to the board and potentially hearing more about that. I just, I guess, want some comfort that the magnitude of those opportunities will I guess more than offset what looks like the incremental $200 million in gross CapEx that TEPPCO could be spending for TEPPCO to undertake the entire Phase V expansion of Jonah itself. Is that something that you plan to address at the analyst conference in a couple of weeks?

Jerry Thompson—TEPPCO Partners, L.P.- President, CEO

Yes, we can provide more detail and color around that at that conference, but for the purpose of the call this morning, let me comment on the strategic nature of the joint venture agreement that we just struck with Enterprise. Enterprise brings to this joint venture tremendous competency in gas gathering, operations, engineering and commercial terms that TEPPCO really didn't have within our core competencies. During our previous ownership, Duke Energy Field Services provided all those skills to TEPPCO, so without creating this joint venture with Enterprise, we would have had to go out and hire those skills and bring them onboard.

So when you couple that with the financial aspects that we talked about earlier, that perhaps from TEPPCO's perspective, it may be better to sell down our interest in Jonah and redeploy that capital in other core areas of our business, this joint venture just makes imminent sense. So there's a lot of strategic value as well as financial value for creating this joint venture with Enterprise.

Gabe Moreen—Merrill Lynch—Analyst

Gotcha. And speaking of organic growth, if I could ask in terms of detail, you bumped up your organic growth outlook for "06 by $40 million from the first quarter call.

Bill Manias—TEPPCO Partners, L.P.- CFO

Right.

Gabe Moreen—Merrill Lynch—Analyst

Do you have any details on what that incremental CapEx is being spent on?

Bill Manias—TEPPCO Partners, L.P.- CFO

Well, primarily additional opportunities in the Upstream business and a few in the Downstream. We've had real good success up in Cushing putting in new tankage. It's not one major project. There are a number of smaller $2 to $10 million projects with pretty robust returns that, when they come across the desk, you don't turn them down.

Gabe Moreen—Merrill Lynch—Analyst

Thanks, Bill. And just one final one. Is there any thought, given the, I guess, pending reduction in splits potentially in the third and fourth quarter, to delaying the recent equity offering until after that had happened? I guess you guys feel pressed in the sense that you needed to get some equity in the door.

Bill Manias—TEPPCO Partners, L.P.- CFO

Well, we saw a lot of opportunities, as we just discussed, to increase our capital with some nice returns. The market had settled down a little bit, and we just said, "We know we're going to be spending this capital," we knew we were going to be taking a large portion of Jonah, and we did exactly what we did last year, we actually went out and pre-funded the capital. We knew the market was good at the time, so we went out and just got it done.

Gabe Moreen—Merrill Lynch—Analyst

Gotcha. Thanks very much.

Operator

And it appears we have no further questions at this time.

Jerry Thompson—TEPPCO—President, CEO

Thank you very much.

Operator

That does conclude today's call. We appreciate your participation. You may now disconnect.

D I S C L A I M E R

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forwardlooking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.